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                                                                Exhibit 10.5

                              FULCRUM DIRECT, INC.
                              4321 FULCRUM WAY NE
                              RIO RANCHO, NM 87124


                                October 21, 1996


Whitney Subordinated Debt Fund, L.P.
177 Broad Street
Stamford, CT 06901

        Re:     Subordination Provisions

Ladies and Gentlemen:

                In connection with that certain Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement") between you and us ("Fulcrum") Fulcrum issued to you a 10.01% Senior Subordinated Promissory Note (the "Subordinated Note") dated the date hereof which contains provisions relating to subordination of such debt to Senior Indebtedness (as defined in the Subordinated Note). You and we acknowledge that such subordination provisions may not be acceptable to a senior lender in the event of a refinancing or refunding of the currently existing Senior Indebtedness.

                Accordingly, you agree that in order to facilitate such a refinancing or refunding, at the request of the Company you will enter into a subordination agreement containing "market terms." You further agree that the following terms shall constitute "market terms" as of the date hereof.

        The indebtedness under the Subordinated Note (the "Subordinated Debt") will be subordinated in right of payment to Senior Indebtedness (as defined in the Subordinated Note) upon customary terms and conditions, including, without limitation the following:

                there shall be no payments or distributions in respect of the Subordinated Debt (i) out of any insolvency or bankruptcy proceeding of Fulcrum, or any dissolution or liquidation of Fulcrum unless and until the Senior Indebtedness is paid in full in cash, (ii) at such time as the holder of Senior Indebtedness shall have accelerated its debt, (iii) during any "payment" default under the Senior Indebtedness, provided that the blockage period arising out of a payment default shall expire following 360 days and (iv) during any "non-payment" default under the Senior Indebtedness, provided that

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Whitney Subordinated Debt Fund, L.P.
October 21, 1996
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                the blockage period arising out of a non-payment default shall expire following 179 days and shall only apply once during each 12-month period. The Subordination provisions will include other usual and customary terms, including subrogation to Senior Indebtedness, payments held in trust, etc.

                You further agree that if the foregoing does not constitute "market terms" as of the date of such refinancing or refunding you shall negotiate in good faith with the provider of such debt in order to agree to "market" subordination provisions.

                Each of us further agree not to disclose the terms contained in or the existence of this letter agreement to any holder or prospective holder of Senior Indebtedness.

                By your execution in the space provided below, each of you hereby agrees to the terms set forth herein.

                                        Very truly yours,

                                        FULCRUM DIRECT, INC.


                                        By: /s/ Michael Lederman
                                           ------------------------------------
                                           Name:
                                           Title:

Agreed this 21st day of October, 1996

WHITNEY SUBORDINATED DEBT FUND, L.P.


By: /s/      RAY E. NEWTON
   ---------------------------------
   Name:
   A General Partner